ITEM 6
EXHIBIT 11

                   LEC TECHNOLOGIES, INC. AND SUBSIDIARIES
          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS - PRIMARY
                                 EXHIBIT 11


                                                   1996           1995
                                                   ----           ----

Shares outstanding at January 1                  3,129,319      1,926,641

Effect of common shares issuable upon
 exercise of dilutive stock options net
 of shares assumed to be repurchased (at
 the average market price) out of exercise
 proceeds                                          171,173        124,926

Effect of issuance of common stock for
 services and other                                  -            974,155

Exercise of stock options                           52,049          -

Exercise of Class A Common Stock Purchase
 Warrants                                           10,891          -

Conversion of preferred stock to common              -                882

Issuance of common stock pursuant to pri-
 vate placements                                   422,089          -

Purchase of treasury stock                          (6,375)         -

Issuance of common stock related to acqui-
 sition of SCS in 1996 and PMCPI in 1995            17,682          5,601
                                                ----------      ---------
Weighted average shares outstanding              3,796,828      3,032,205
Less: anti-dilutive common stock equivalents      (171,173)      (124,926)
                                                ----------      ---------
Weighted average shares - primary                3,625,655      2,907,279
                                                ==========      =========

Net earnings (loss)                             (1,398,316)       201,344
Preferred stock dividends                         (229,016)      (230,016)
                                                ----------      ---------
Net earnings (loss) available to common
 shareholders                                   (1,627,332)       (28,672)
                                                ==========      =========

Fully-diluted earnings per share is not presented because the effect of such calculation is anti-dilutive.